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                                                                 EXHIBIT 10.1.10

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of April 1, 1997 (the "Effective Date") at Akron, Ohio between TELXON CORPORATION ("Employer"), a Delaware corporation with offices at 3330 West Market Street, Akron, Ohio 44333, and JAMES G. CLEVELAND ("Key Employee") in amendment and restatement in full of the Employment Agreement previously made by them as of the Effective Date.

                                   WITNESSETH:

      WHEREAS, Employer desires to employ Key Employee initially as President, North America of Employer, and thereafter, in such capacity as Employer's chief executive officer (the "Chief Executive Officer"), or such other officer of Employer as the Chief Executive Officer shall direct (the Chief Executive Officer or such other officer being Key Employee's "Supervisor"), shall direct, and Key Employee desires to be so employed, upon the terms and conditions herein contained.

      NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

       1. EMPLOYMENT PERIOD. Employer agrees to employ Key Employee, and Key Employee agrees to be so employed, on the terms and conditions set forth herein for the period beginning on the Effective Date and ending March 31, 2000, which period shall thereafter be automatically extended for successive additional twelve (12) month periods, subject to the earlier termination of such employment, as so extended, by Employer or Key Employee pursuant to paragraph 4 (the "Employment Period").

       2.     NATURE OF DUTIES.

              a. Key Employee's duties and responsibilities shall be to serve as President, North America of Employer or in such other capacity as the Supervisor may at any time and from time to time in its discretion direct, in conformity with management policies, guidelines and directions issued by Employer. Key Employee shall report directly to the Supervisor, and shall have general charge and supervision of those functions and such other responsibilities as the Supervisor shall from time to time determine in his discretion.

              b. Key Employee shall work exclusively for Employer on a full-time basis in such capacity as he is to serve pursuant to paragraph 2(a), devoting all of his time and attention during normal business hours to Employer's business.

              c. Key Employee shall perform his duties and responsibilities hereunder diligently, faithfully and loyally in order to cause the proper, efficient and successful operation of Employer's business.

       3.     COMPENSATION AND BENEFITS.

              a. Base Salary and Expenses. As compensation for Key Employee's services, Employer shall pay to Key Employee during the Employment Period a salary (the "Base Salary") at the annual rate of $275,000 for FY '98. Any salary increases for future fiscal years will be determined by the Board of Directors of Employer or an appropriate committee thereof (the "Board") in its discretion based upon the recommendation of the Chief Executive Officer. Base salary will be
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                  payable in arrears, in equal bi-weekly installments or at such other interval as the Board or applicable Employer policies shall direct. Employer shall reimburse Key Employee for all reasonable out-of-pocket expenses incurred by Key Employee on Employer's behalf during the Employment Period and approved by the Supervisor or such other officer as the Supervisor or applicable Employer policies shall direct.

              b. Bonus Compensation. In addition to the Base Salary, Key Employee shall, at the discretion of the Board, be eligible to receive bonus compensation ("Bonus Compensation") with respect to the Employment Period on such basis as shall be approved by the Board. For FY '98, Key Employee shall be eligible for a potential bonus of up to $200,000 based upon achieving goals and achievements agreed upon by Key Employee and the Supervisor, subject to such approval thereof as may be required by the Chief Executive Officer and/or the Board. Bonus compensation for subsequent fiscal years will be determined by the Board in its discretion based upon the recommendation of the Chief Executive Officer.

              c. Stock Options. During the Employment Period, Key Employee shall be eligible to receive grants of stock option(s) and other awards and benefits pursuant to such employee stock option and other stock-based employee benefit plans as Employer may maintain from time to time during the Employment Period with respect to its key employees of like stature and compensation, in such amounts as may be determined by the Board in its discretion based upon the recommendation of the Chief Executive Officer. In the event that, during the Employment Period, Key Employee is re-assigned by Employer to a position carrying duties and responsibilities of lesser stature than his present position as recited in paragraph 2(a) or such position in which Key Employee serves as of the time that any such options or other rights or benefits were previously (including any period prior to the Employment Period during which Key Employee had duties and responsibilities substantially similar in stature to those of his present position) or are hereafter granted or awarded to or otherwise received by Key Employee during the Employment Period (other than a re-assignment occurring as the result of or in connection with any change in control of Employer, in which case the provisions of the governing benefit plan, or any other written agreement between Telxon and Employee, applicable in such a circumstance shall control), such options, rights and benefits shall, to the extent unvested as of the time of such re-assignment, be subject to such reduction, cancellation and/or forfeiture as may then be determined to be appropriate by the Board in its discretion.

              d. Vacation. During the Employment Period, Key Employee shall be entitled to vacation in accordance with Employer's policies.

              e. Health, Disability, Retirement and Death Benefits. Employer shall provide Key Employee with the same health, disability, retirement and death and other fringe benefits as are generally provided to the executive employees of Employer in accordance with such terms, conditions and eligibility requirements as may from time to time be established by Employer.

       4.     TERMINATION.

              a. This Agreement shall terminate automatically upon Key Employee's death.

              b. Employer may terminate Key Employee's employment under this Agreement at any time, upon thirty (30) days written notice to Key Employee, if Key Employee becomes permanently disabled. Permanent disability shall be determined by Employer according to the same


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                  standards applicable to the employees of Employer generally under the disability benefits referred to in paragraph 3(e).

              c. Employer shall have the right to terminate Key Employee's employment under this Agreement at any time (i) immediately for "cause" (which shall mean for any action or inaction of Key Employee which is adverse to Employer's interests, including, without limitation, Key Employee's dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, act of bad faith, neglect of duty or material breach of this Agreement or of any Employer policy applicable to its employees generally), or (ii) without cause upon thirty (30) days written notice to Key Employee.

              d. Key Employee may voluntarily terminate his employment under this Agreement at any time, upon thirty (30) days written notice to Employer.

       5.     EFFECTS OF TERMINATION.

              a. In the event of automatic termination by reason of Key Employee's death pursuant to paragraph 4(a), or by Employer by reason of Key Employee's permanent disability pursuant to paragraph 4(b), all of Employer's obligations under this Agreement shall end except for Employer's obligations to pay Key Employee's Base Salary and Bonus Compensation, if any (which Bonus Compensation shall, for purposes of this paragraph 5(a) and paragraph 5(c)(i), be prorated in light of the circumstances), in each case earned but unpaid to the date of death or permanent disability. Key Employee shall also have the right to receive any payments under the death or disability benefits, as the case may be, provided to Key Employee pursuant to paragraph 3(e), if any.

              b. In the event Employer exercises its right of termination other than for cause pursuant to paragraph 4(c)(ii), or Key Employee exercises his right of voluntary termination pursuant to paragraph 4(d), all of Employer's obligations under this Agreement shall end except for its obligations to pay Key Employee's Base Salary, if any, earned but unpaid to the date of termination (which, for purposes of this paragraph 5(b) and paragraph 5(c), shall be thirty (30) days after the date on which notification is provided by Employer to Key Employee pursuant to paragraph 4(c)(ii) or by Key Employee to Employer pursuant to paragraph 4(d), as the case may be) and, in the case of termination pursuant to paragraph 4(c)(ii), Employer's obligations under paragraph 5(c).

              c. In the event Employer exercises its right of termination other than for cause pursuant to paragraph 4(c)(ii), Employer shall also be obligated to pay or provide to Key Employee:

                  i. Key Employee's Bonus Compensation, if any, earned but unpaid to the date of termination;

                  ii. as severance pay, for the twelve (12) month period
                      following the date of such termination, annualized compensation at a rate which shall be equal to Key Employee's Base Salary at such termination date, payable in equal bi-weekly installments or at such other interval as the Board or Employer's corresponding payroll policies shall direct; and

                  iii.continued benefits (or if unavailable under the general terms and provisions of the applicable plan, their equivalent) for Key Employee and his dependents, for a period terminating on the earliest of (A) twelve (12) months following the date of such termination, (B) the commencement date of equivalent benefits from a new employer, or


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                  (C) Key Employee's normal retirement date (after which the terms of the retirement plan which would have been applicable to Key Employee had he retired as of such termination date rather than having been terminated shall govern), under all insured and self-insured employee welfare benefit plans in which Key Employee was entitled to participate immediately prior to such termination date, provided that Key Employee shall not be required to pay any amount greater than the regular contribution made by Key Employee for such participation immediately prior to such termination date.

              d. In the event Employer exercises its right of termination pursuant to paragraph 4(c)(i) for cause, or Key Employee leaves the employ of Employer other than pursuant to notice duly given under paragraph 4(d), all of Employer's obligations under this Agreement shall end except for Employer's obligations to pay Key Employee's Base Salary, if any, earned but unpaid to the date of such termination or of the Key Employee so leaving Employer's employ.

       6.     COVENANT NOT TO COMPETE.


              a. Restricted Activities--Duration. Except as otherwise consented to or approved by Employer's Board of Directors in writing, Key Employee agrees that, in addition to being operative during the Employment Period, the provisions of paragraphs 6(a)(i) through (iii), inclusive, shall be operative for a period of twelve (12) months after the later of (1) the date Key Employee's employment with Employer (pursuant to this Agreement or otherwise) is terminated or otherwise ceases, or
                  (2) the end of all severance payments, if any, which Employer is obligated to make to Key Employee under paragraph 5(c) or any other subsequent written agreement between them, regardless of the time, manner or reason for the termination or other cessation of such employment. During such periods, without Telxon's prior written consent, Key Employee will not, directly or indirectly, acting alone or as a member of a partnership or as an owner, director, officer, employee, manager, representative or consultant of any corporation or other business entity:


                  i. Engage in any business which manufactures, sells, distributes, services or supports products or services of a type manufactured, sold, marketed, serviced or supported, or in any other business in competition with or adverse to the business that is conducted by Employer, or which Employer is in the process of developing and in or of which Key Employee participated or has knowledge, at the time of the cessation of Key Employee's employment with the Employer, in the United States, Canada or any European, Asian, Pacific Rim or other foreign country in which Employer then or thereafter transacts business or is making a bona fide attempt to do so;

                  ii. induce, request or attempt to influence any customer or supplier of Employer to curtail or cancel their business or prospective business with Employer or in any way interfere with Employer's business relationships; or

                  iii. induce, solicit or assist or facilitate the inducement or solicitation by any third person of any employee, officer, agent or representative of Employer to terminate his respective relationship with Employer or in any way interfere with the Employer's employee, officer, agent or representative relationships.

              b. Tolling; Relief of Obligations. In the event that Key Employee breaches any provision of this paragraph 6, such violation (i) shall toll the running of the twelve (12) month period set forth in paragraph 6(a) from the date of commencement of such violation until such violation ceases, and (ii) shall relieve Employer of any obligations to Key Employee under this Agreement.


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              c.  "Blue Penciling" or Modification. If either the length of time, geographic area or scope of restricted business activity set forth in paragraph 6(a) is deemed unreasonably restrictive or unreasonable in any other respect in any proceeding before a court of competent jurisdiction, Key Employee and Employer agree and consent to such court's modifying or reducing such restriction(s) with respect, but only with respect, to that jurisdiction to the extent deemed reasonable under the circumstances then presented.

       7.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

              a. For purposes of this Agreement, "Confidential Information" means all information or trade secrets of any type or description belonging to Employer which are proprietary and confidential to Employer and which are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, Confidential Information includes: strategic and other plans for carrying on business; cost data and other financial information; lists of customers, employees, vendors and business partners and alliances; manufacturing methods and processes; product research and engineering data, drawings, designs and schematics; computer programs, flow charts, routines, subroutines, translators, compilers, operating systems and object and source codes; specifications, inventions, know-how, calculations and discoveries; any letters, papers, documents and instruments disclosing or reflecting any of the foregoing; and all information revealed to or acquired or created by Key Employee during Key Employee's employment by Employer relating to any of the foregoing or otherwise to Employer's past, current or future business.

              b. Key Employee acknowledges that the discharge of Key Employee's duties under this Agreement will necessarily involve his access to Confidential Information. Key Employee acknowledges that the unauthorized use by him or disclosure by him of such Confidential Information to third parties might cause irreparable damage to Employer and Employer's business. Accordingly, Key Employee agrees that at all times after the date hereof he will not, without the prior written consent of Employer's Board of Directors, copy, publish, disclose, divulge to or discuss with any third party, nor use for his own benefit or that of others any Confidential Information, except in the normal conduct of his duties under this Agreement, it being understood and acknowledged by Key Employee that all Confidential Information created, compiled or obtained by Key Employee or Employer, or furnished to Key Employee by any person while Key Employee is associated with Employer, is and shall be and remain Employer's exclusive property.

              c. Promptly upon termination of his employment, irrespective of the time or manner thereof or reason therefor, Key Employee agrees to return and surrender to Employer all Confidential Information copies thereof in any form which is in any manner in his control or possession, as well as all other Employer property.

       8. RIGHTS. Key Employee acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know-how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Key Employee (whether individually or jointly with any other person or persons) has since the inception of his employment with Employer conceived of, suggested, made, invented, developed or implemented, or may hereafter conceive of, suggest, make, invent, develop or implement, during the course of his service to Employer which relates in any way to the business of Employer or to the general industry of which Employer is a part, all physical embodiments and manifestations thereof, and all patent rights, copyrights and trademarks (and applications therefor)


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              and similar protections thereof (all of the foregoing referred to as "Work Product") are and shall be the sole, exclusive and absolute property of Employer. All Work Product shall be deemed to be works for hire for the benefit of Employer, and to the extent that any Work Product may not constitute a work for hire, Key Employee hereby assigns to Employer all right, title and interest in, to and under such Work Product, including, without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as Employer may desire to obtain. Key Employee will immediately disclose all Work Product to Employer and agrees, at anytime, upon Employer's request and without additional compensation, to execute any documents and otherwise to cooperate with Employer (including, without limitation, all lawful testimony and sworn statements or other certifications as may be appropriate) respecting the perfection of its right, title and interest in, to and under such Work Product and in any litigation or administrative or other proceeding or controversy in connection therewith, all expenses incident thereto be borne by Employer.

       9.     INDUCEMENT; REMEDIES INADEQUATE; AND SURVIVAL.

              a. The covenants made by Key Employee in favor of Employer under paragraphs 6, 7 and 8 and this paragraph 9 are being executed and delivered by Key Employee in consideration of Key Employee's employment with Employer and Employer's obligations hereunder (including, without limitation, the Base Salary, the Bonus Compensation and other benefits and payments provided for herein). Key Employee further acknowledges that such covenants were and have been conditions of his employment since the inception of Key Employee's employment with Employer.

              b. Key Employee has carefully considered, and has had adequate time and opportunity to consult with his own counsel or other advisors regarding the nature and extent of the restrictions upon him, and the rights and remedies conferred upon Employer, under paragraphs 6, 7 and 8 and this paragraph 9, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Key Employee, would not operate as a bar to Key Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Key Employee.

              c. Key Employee acknowledges that the services to be rendered by him to Employer as contemplated by this Agreement are special, unique and of extraordinary character. Key Employee expressly agrees and understand that the remedy at law for any breach by him of paragraph 6, 7 or 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon adequate proof of Key Employee's violation of any legally enforceable provision of paragraph 6, 7 or 8, Employer shall be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce any provision of paragraphs 6, 7 and 8, Key Employee agrees that he will not raise in such proceedings any defense that Employer has an adequate remedy at law, and Key Employee hereby waives any such defense. Nothing in this Agreement shall be deemed to limit Employer's remedies at law or in equity for any breach by Key Employee of any of the provisions of paragraphs 6, 7 and 8 which may be pursued or availed of by Employer. Without limiting the generality of the immediately preceding sentence, any covenant on Key Employee's part contained in paragraph 6, 7 or 8 which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.


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              d.  As used in paragraphs 6, 7 and 8 and in this paragraph 9, the term "Employer" (other than with respect to the Board of Directors) shall include, in addition to Employer, all subsidiaries and other affiliates of Employer, whether so related to Employer during Key Employee's employment with Employer or at any time thereafter.

              e. Subject only to such time limitations as may be expressly set forth therein, the covenants and agreements made by Key Employee in paragraphs 6, 7 and 8 and this paragraph 9 shall survive full payment by Employer to Key Employee of the amounts to which Key Employee is entitled under this Agreement and the termination of this Agreement and Key Employee's employment hereunder or otherwise. The provisions of paragraphs 6, 7 and 8 and this paragraph 9, and to the extent applicable thereto, paragraphs 13 through 20, shall continue to apply to and be binding upon Key Employee in the event and for so long as Key Employee shall remain in the employ of Employer following any termination under this Agreement and for such post-employment period as may there be specified but measured from the end of such continued employment.

      10. ASSIGNMENT OF KEY EMPLOYEE'S RIGHTS. In no event shall Employer be obligated to make any payment under this Agreement to any assignee or creditor of Key Employee. Prior to the time provided for the making of any payment under this Agreement, neither Key Employee nor his legal representative shall have any right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Agreement.

      11. RIGHT OF SET-OFF. Any payments to be made to Key Employee under this Agreement shall be subject to offset by Employer for any claims for damages, liabilities or expenses which it may have against Key Employee.

      12. EMPLOYER'S OBLIGATIONS UNFUNDED. Except as to any benefits that may be required to be funded under any benefit plan of Employer pursuant to law or under any other written agreement, the obligations of Employer under this Agreement are not funded, and Employer shall be not required to deposit in escrow or otherwise set aside any moneys in advance of the due date for payment thereof to Key Employee.

      13. NOTICES. Any notice to be given hereunder by Employer to Key Employee shall be deemed to be given if delivered to Key Employee in person, or if mailed to Key Employee, by certified mail, postage prepaid, return receipt requested, at his address last shown on the records of Employer, and any notice to be given by Key Employee to Employer shall be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested to the Chief Executive Officer at Employer's principal executive office, unless Key Employee or Employer shall have duly notified the other parties in writing of a change of address. If mailed, notice shall be deemed to have been given when deposited in the mail as set forth above.

      14. AMENDMENTS. This Agreement shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties hereto.

      15. ENTIRE AGREEMENT. This Agreement, together with any and all other written agreement(s) made contemporaneously herewith, constitute the entire agreement between the parties with respect to Key Employee's employment by Employer from and after the Effective Date. The parties are not relying on any other representation or understanding with respect thereto, express or implied, oral or written. This Agreement, as supplemented by such contemporaneous agreement(s), supersedes any prior employment agreement, written or oral, between Key Employee and Employer.



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      16.     CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof.

      17. GENDER AND NUMBER. Whenever the context may permit, any pronouns used herein shall include the corresponding masculine, feminine and neuter forms, and the singular form of any noun or pronoun, including any terms defined herein, shall include the plural and vice versa.

      18. BINDING EFFECT. The rights and obligations of Employer hereunder shall inure to the benefit of, and shall be binding upon, Employer and its respective successors and assigns, and the rights and obligations of Key Employee hereunder shall inure to the benefit of, and shall be binding upon, Key Employee and his heirs, personal representatives and estate.

      19. SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable in any jurisdiction, in whole or in part, the remaining provisions and any partially enforceable provision shall be binding and enforceable to the extent enforceable in such jurisdiction.

      20. GOVERNING LAW. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Ohio.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

         TELXON CORPORATION                               KEY EMPLOYEE


         By:  /s/ Frank E. Brick                          /s/ James G. Cleveland
              -----------------------------------         ----------------------
              Frank E. Brick                              James G. Cleveland
              President & Chief Executive Officer


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